Second Quarter 2020 Financial Results and Dividend Payment

FHLBank Pittsburgh announced today the following second quarter 2020 financial highlights:

▪	Net income of $60.3 million

▪	Advances of $49.6 billion

▪	Retained earnings at $1.3 billion

These results reflect our membership's activity and allow the cooperative to set aside $7.1 million for our affordable housing programs.

Additionally, FHLBank’s Board of Directors declared quarterly dividends of:

▪	6.25 percent annualized on activity stock

▪	3.00 percent annualized on membership stock

Dividends will be calculated on your institution’s average capital stock held from April 1 to June 30, 2020, and will be credited to your Demand Deposit Account tomorrow, July 30. To estimate the amount of your institution’s dividend payment, please use the Capital Stock Dividend Calculator on Bank4Banks®.

FHLBank anticipates maintaining similar dividend levels through third quarter 2020; however, the payment and level of any dividends are always subject to changing market and business conditions. Even with lower interest rates, lower member advance levels and lower net income, the dividend rates demonstrate that FHLBank continues to return value to its members. We will continue to assess the potential impact of the market and business conditions on FHLBank’s financial performance and the level of dividends. Those conditions can be unpredictable, and their impact on FHLBank’s results of operations and financial condition may result in the potential for lower dividend levels.

More information is included in the attached release. As a reminder, our quarterly member conference call is scheduled for Tuesday, Aug. 4, at 9 a.m. Click here to register for the call.

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July 29, 2020 | 20-89